Exhibit 99.1

On February 12, 2020, The Interpublic Group of Companies, Inc. held a conference call to discuss its fourth-quarter and full-year 2019 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Ellen Johnson
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets Tim Nollen Macquarie Michael Nathanson MoffettNathanson Jason B. Bazinet Citi

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth-quarter, full-year 2019 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you, good morning. Thank you for joining us.

We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Ellen Johnson. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern time.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the fourth quarter and 2019. I’m pleased to be joined this morning by our CFO, Ellen Johnson. I’ll start our call by covering the highlights of our performance, as well as our outlook for the new year. Ellen will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We’re very pleased to report strong performance for both the quarter and full year.
At the top of our financial highlights, net revenue organic growth was 2.9% in the fourth quarter, which builds on a challenging 7.1% comp in the fourth quarter of 2018. That brings organic growth for the full year to 3.3%, which exceeds the high end of our targeted range for the year, and again places us at the forefront of our industry.
Regionally, fourth-quarter U.S. organic growth was 2.1%, which is on top of the 6.3% U.S. organic growth in the fourth quarter of the prior year. It’s also worth noting that our growth in the U.S. this quarter includes, and is in spite of, the headwinds we have described in prior calls, which dragged on U.S. growth by 4.3% in the quarter. International organic growth was 4.1%, which, on top of 8.0% growth a year ago, also represents continued strong performance.
We grew organically across the U.K., Continental Europe, LatAm, Canada and the Middle East, with AsiaPac the sole exception.

Globally, we saw solid Q4 increases at both our IAN and CMG segments, which reflects very broad participation across agencies and disciplines. Our growth was led by media, data services and tech. We also saw contributions from our creatively-led global integrated networks. Among our marketing services specialists, fourth-quarter growth was paced by sports & entertainment marketing and experiential marketing.
Our top-performing client sectors were tech & telecom, healthcare, retail, financial services, and food & beverage. For the year, it’s worth noting that every client sector grew, other than auto, where we were contending with headwinds.
Turning to our operating income and EBITA, fourth-quarter operating income was $491million. EBITA was $513 million in Q4, compared with adjusted EBITA of $504 million a year ago. EBITA margin was 21.1%.
For the full year, adjusted EBITA was $1.2 billion, an increase of 11.3%. Our adjusted EBITA margin was 14.0%, an increase of 50 basis points from a year ago, attaining the high end of our targeted range for the year.
Full-year diluted reported earnings per share was $1.68, and was $1.93 as adjusted, which is comparable to $1.86 per share a year ago.
Our results for the year further demonstrate the strength of our client-centric integrated offerings and the quality of our people, a combination that has produced leading organic growth and margin improvement over a period of many years. We are proud of our consistent level of achievement amid significant change in our industry and the dynamic environment in which we are all operating.
Along with strong performance, we have continued our investments in outstanding talent across our agencies, and in the tools and capabilities that keep us on the leading edge of our industry. This is especially true in key areas like digital, data services and analytics, strategy and creative.
On the strength of these results and confidence in our future prospects, we’re pleased to announce this morning our Board’s decision to raise IPG’s quarterly dividend by 9%, to $0.255 per share. This marks our eighth consecutive year of dividend increases, over which time our quarterly dividend per share has more than quadrupled.
As we turn to our outlook for 2020, we do so with a foundation of highly competitive agencies, collaborating effectively in our open-architecture framework and converting revenue growth to operating profit at margin-accretive rates. Further, we are extremely well-resourced with data science capabilities that are fundamental to a future of higher-order offerings.
From a capital-allocation standpoint, we continue to be focused on organic investment in our business to maintain growth leadership, on deleveraging our balance sheet following the Acxiom transaction and, as demonstrated in our actions this morning, on returning capital to shareholders. All of these priorities further our commitment to driving shareholder value.
As is apparent in our results, the worldwide tone of business among our clients remained solid through year end. While there are macro issues that require continued attention, including the sustainability of economic expansion, the state of international trade and global political developments, the backdrop nonetheless appears sound as we enter the new year.
In addition, like all global companies, we are concerned about the coronavirus outbreak, and we want to convey our deepest support and commitment to the people of China. Naturally, we are focused on the well-being and safety of our own people, as we have 2,500 employees in greater China, and thousands more partners, clients and suppliers. Most of our people in China are working from home and are subject to travel restrictions. We have technology in place that makes it easier for our people to work remotely. We are closely monitoring the situation and will take every necessary precaution to safeguard our people.
Nonetheless, we continue to see opportunity for solid growth in 2020, even as we are comparing once again against industry-leading growth rates, and will continue to contend with revenue headwinds in the first half of the year. For 2020, we are targeting organic growth of 3%. We will have cycled through our large headwinds by midyear, and we are well-positioned with world-class offerings, a distinctive go-to-market strategy and unique high-value-added resources.
Turning to EBITA margin for 2020, we also expect to continue to add to our longstanding record of margin expansion in the upcoming year. We are targeting EBITA margin expansion of 20 basis points over our 2019 adjusted EBITA margin, which would bring us to 14.2% in 2020.
As always, as the year unfolds, we will regularly review our perspective on the year during our quarterly calls.
In summary, we believe that the drivers of shareholder value creation are the quality of our people and resources, revenue growth, margin expansion and share dividends. They all will continue to work well at Interpublic as we enter a new year.
At this stage, I’ll turn things over to Ellen for additional detail on our performance, and then I’ll return with an update and highlights of our businesses. Ellen -

Ellen Johnson, Executive Vice President and Chief Financial Officer:
Thank you, Michael, and good morning. As a reminder, my remarks will track to the slide presentation that accompanies our webcast.

On slide 2, you’ll see a summary of our results:

•	Fourth-quarter organic growth was 2.9%, on top of strong growth a year ago.

•	U.S. organic growth was 2.1% and international organic growth was 4.1%.

•	For the full year, our organic growth was 3.3%.

•	Q4 EBITA was $513 million and EBITA margin on net revenue was 21.1%. For the full year, our adjusted EBITA was $1.20 billion, and adjusted EBITA margin expanded 50 basis points to 14.0%.

•	For the quarter, our adjusted diluted earnings per share was $0.88. Full-year adjusted diluted EPS was $1.93.

•	Over the course of 2019 we retired debt in the amount of $400 million. Gross leverage at year end was 2.3 times 2019 adjusted EBITDA, as defined in our credit agreement.

•	As Michael mentioned, we announced this morning that our Board has once again raised our common share dividend. They have approved a 9% increase to $0.255 per share quarterly.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.

Turning to revenue on slide 4:

•
Fourth-quarter net revenue was $2.43 billion. Compared to Q4 2018, the impact of the change in exchange rates was negative 1.0%, and the impact of net dispositions was a negative 1.1%. The resulting organic revenue increase was 2.9%.

•	Net revenue growth for the full year was 7.4%, consisting of 3.3% organic growth and a positive 5.8% from net acquisitions, while currency was a negative 1.7%.

◦
Net acquisitions for the year were chiefly Acxiom’s revenue over the first nine months, less the impact of certain small, nonstrategic agencies. Acxiom’s growth was included in our organic change beginning with the fourth quarter.

As you can see on the bottom half of this slide:

•
Q4 organic growth at our Integrated Agency Networks segment was 2.9%. Growth in IAN was led by a range of our offerings, including IPG Mediabrands and Kinesso, Acxiom, McCann Worldgroup, FCB — notably FCB Health — and MullenLowe and Huge.

•	At our CMG segment, organic growth was 3.3% in the quarter, driven by strong performance at our Octagon sports & entertainment marketing group and by Jack Morton in experiential.

•	Full-year organic growth was 3.5% at IAN and 2.3% at CMG.

Moving on to slide 5, revenue by region:

•
In the U.S., organic growth was 2.1% in the quarter, which includes a revenue headwind of 430 basis points that we have called out previously. Our domestic growth was led by a range of offerings, notably media, technology and data services, healthcare at both FCB and McCann, and our creatively-led services at MullenLowe and at Carmichael Lynch.

•
For the full year, U.S. organic growth was 1.9%. That’s on top of 5.1% a year ago, and it includes the impact of headwinds of 3.3%. And again, the headwinds will begin to diminish in Q2, and are essentially cycled at midyear.

•	Looking at our international markets:

▪
We had another strong quarter in the U.K., with 4.0% organic growth. You’ll recall that’s on top of 9.6% growth in Q4 2018. We continued to see contributions to growth across a number of our offerings and agencies, notably IPG Mediabrands, Jack Morton and Huge. For the full year, U.K. organic growth was 3.7%, a solid increase against 9.7% growth in 2018.

▪
In Continental Europe, organic growth was 6.2%. This was highlighted by increases in most of our largest national markets, namely Spain, Germany and France. Q4 caps an outstanding year of 7.3% organic growth on the Continent.

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In AsiaPac, our primary concern, as Michael mentioned earlier, is the safety and wellbeing of our colleagues, as well as all those affected by the coronavirus. Looking at our results in the region, our organic revenue decrease was 3.0%. Consistent with recent quarters, we continued to see mixed performance in our largest regional markets. Revenue in China and Australia decreased, while India was flat in the quarter and Japan increased. Our organic change in the region was negative 30 basis points for the full year.

▪
LatAm grew 17.1% organically in Q4, which is on top of 17.4% a year ago. We continued to see growth across the region, and were led by our offerings in Brazil and Mexico, powered by both new client wins and growth with existing clients. Full-year organic growth was 21.8%.

◦	In our “Other Markets” group, organic revenue growth was 4.7% in the quarter, led by increases in the Middle East and Canada. Full-year organic growth was 4.6%.

Slide 6 is a look at the expense drivers of our margin expansion in the quarter and the year. I will focus my remarks on the full year.

•	Our ratio of total salaries & related expenses to net revenue for the full year was 64.6%, which is an improvement of 140 basis points.

▪	Underneath that, we improved in all major expense categories: base payroll, benefits and tax; performance-based incentive compensation; temporary labor; and severance.

▪	At year end, our company-wide headcount was approximately 54,300, which is an increase of less than 1% from a year ago.

•
Our office & other direct expense was 18.1% for the full year of net revenue, compared with 16.9% a year ago. The increase is mainly due to the consolidation of Acxiom for a full year, which has relatively more investment in data and technology.

•
SG&A expense decreased to 1.1% in 2019 from 2.1% as reported in 2018. Excluding Acxiom deal expenses from 2018, the SG&A ratio was 1.7%. The change mainly reflects a greater expense allocation to our agencies in 2019, due to including Acxiom for the full year, and lower expense for performance-based incentive compensation in SG&A.

•	Our expense for depreciation was 2.2% of net revenue in 2019. That’s an increase of 20 basis points.

•	The amortization of acquired intangibles was 1.0% in 2019, compared to 0.5% in 2018.

•	For both depreciation and amortization, the increase is due to the consolidation of Acxiom for the full year in 2019, compared to only the fourth quarter in 2018

Turning to slide 7, we present detail on adjustments to our reported fourth-quarter results in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through from operating income to EBITA and our adjusted diluted EPS.

•	Our amortization expense for acquired intangibles was $21.4 million, resulting in EBITA of $512.7 million.

•	Below operating expense, we had a loss in the quarter of $24 million in other expense, related to the disposition of a few small, nonstrategic businesses.

•
In our tax provision, we recorded a net benefit in the quarter from valuation allowance reversals, totaling $25.3 million, which we have backed out here. While an adjusting item, the allowance reversal reflects fundamentally improved operating performance in the related markets.

At the foot of this slide, you can see the after-tax impact per diluted share of these adjustments. The total was $0.04 per share, the difference between $0.84 reported diluted EPS and $0.88 as adjusted.
Slide 8 depicts similar adjustments for the full year, again for continuity and comparability. This also brings in the impact of the restructuring charge from Q1.

•	Our amortization expense was $86 million. Q1 2019 restructuring charges were $32 million.

•	Business dispositions over the course of the year resulted in a book loss of $46 million.

•	The impact of discrete items from tax was a benefit of $39 million.

•	The result is adjusted full-year diluted EPS of $1.93.

•
Note that our adjusted effective tax rate for the full year was 25.8%, which is at the low end of our targeted 26 – 28% range. In 2020, our forecast for our normalized effective tax rate is unchanged at 26 – 28%.

On slide 9 we turn to cash flow for the full year:

•	Cash from operations was $1.5 billion, compared to $565 million a year ago.

▪
The comparison includes $443 million generated from working capital, compared with $431 million used in working capital in 2018. As we have pointed out in previous calls, working capital can be volatile from year to year, due to the variation in the timing of collections and payments, even by only a few days. The timing that was unfavorable to late 2018 resulted in a benefit to us in 2019.

•	Investing activities used $162 million in the year, reflecting our cap-ex of $199 million. 2018 includes the Acxiom acquisition.

•
Our financing activities used $843 million, which was mainly $403 million for the repayment of long-term debt and $363 million for our common stock dividend. In 2018, proceeds from long-term debt issuance were related to the Acxiom acquisition.

•	Our net increase in cash was $519 million.

Slide 10 is the current portion of our balance sheet. We ended the year with $1.2 billion of cash and equivalents. Our $500 million 3.5% Senior Notes mature in October this year and are reflected under current liabilities.
Slide 11 depicts the maturity schedule of our outstanding debt. Total debt at year end was $3.3 billion, which is a reduction of approximately $400 million from a year ago, and $500 million since the Acxiom financing in October of 2018.
In summary, on slide 12, we are pleased with our performance in the quarter and the year:

•	Our teams executed very well, achieving strong revenue growth, in spite of the significant headwinds, while maintaining expense discipline.

•	Our balance sheet continues to be strong and a meaningful source of value creation, as evident in the actions announced by our Board today.

•	That leaves us well-positioned entering 2020.

With that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Ellen.

Well, we are pleased to have achieved strong results for 2019, highlighted by organic revenue growth that once again leads the sector. In each of the past five years, our growth rate has topped the industry average. This continued outperformance speaks to our talent, offerings and the differentiated holding company model.

For some time, we’ve seen our key role as supporting and nurturing strong agency brands so that they can continue to produce great advertising for our clients. Simultaneously, we have never lost sight of the evolving landscape and the disruption taking place in marketing, media and communications.

To address these challenges, we’ve invested in key areas to create an IPG that is positioned for the future. These have included embedded digital expertise across the portfolio, leading-edge media and data capabilities, and open-architecture solutions, all of which have helped us build a future-facing Company.

Today, IPG is in a preeminent position to help brands reach consumers in a highly efficient and relevant way. Our Company can unite data with creativity to deliver advertising that is valued by consumers and valuable for brands.

We can help business leaders find tomorrow’s growth through the combination of technology, craft and collaboration. And we have created a modern holding company with a culture of integrity and transparency, where IPG sets the standard regarding conscious and respectful privacy, accountability and brand safety.

As we have noted on prior calls, understanding data and its power is absolutely essential, and it’s been a priority for us over many years, well before we acquired Acxiom. Today’s IPG has the ability to help companies optimize the value of their own first-party data in the service of enhancing the customer experience, and in helping our clients reach their business goals.

Thanks to our long-term strategy, there are many more use cases with which we are increasingly involved, ranging from powering e-commerce to the execution of omnichannel media. Sometimes, the job is to help a company determine if the data they hold has been sourced in a way that meets the most rigorous ethical and regulatory standards. Other times, the challenge is to put first-, second-, and third-party data to work to drive new insights and innovation.

To further enhance our media and data services and tech offering, last quarter we launched Kinesso, a marketing technology company that leverages our data science skills to provide services that help marketers make media activation faster and more effective. Kinesso is currently working in close partnership with Mediabrands, where there is the most adjacency and therefore the greatest opportunity. Acxiom and Kinesso capabilities are being brought to bear on all our major clients and new business opportunities.

We have coupled these strategic moves with strong financial management. Consistent with recent years, during 2019 we demonstrated our ability to remain disciplined on costs and to deliver against our stated financial goals. Our record of sustained, long-term margin improvement is something we are very proud of.

Our Board’s decision today, to increase the dividend, shows a continued commitment to return value to shareholders, as well as confidence in our future prospects.

In addition, in the future, as we return our debt levels to more historical ratios, we will return to including share buybacks in our capital allocation programs.

To provide a progress report on the key developments within our portfolio, let’s now turn to the performance at the agency level during the quarter.

At our Integrated Agency Networks, Mediabrands closed the year with very strong performance.

UM retained its relationship with GoPro and added Armor All, recently acquired by existing client Energizer. Ad Age has just named UM a Best Place to Work in 2020. Initiative also posted a very good quarter and end of year. The agency saw a notable win with Valvoline. At CES, IPG Media Lab was again on the convention floor, identifying the most exciting and relevant innovations and products, and providing guided experiences for our clients.

FCB also grew in the quarter, driven by strong performance from its health operations. FCB Health was named Global Healthcare Network of the Year for the third consecutive year and

AREA 23 named Global Agency of the Year and Regional Agency of the Year at the 2019 New York Festivals Global Awards.

McCann Worldgroup saw growth globally, as well as important industry accolades, notably, Global Agency of the Year, awarded by Adweek, and Network of the Year at the Epica Awards. In addition, McCann’s work for Microsoft featuring the first female and openly gay NFL coach in Super Bowl history has been widely heralded as one of the best of the broadcast, topping the major rankings.

MullenLowe Group closed the year with a number of new business wins, including being named a global agency partner for Bayer. In the U.S., TaxAct and the Avis Budget Group were both added to MullenLowe’s roster. Collaborating with the group’s integrated media arm, Mediahub, MullenLowe won media and creative duties for Hawaiian Airlines, and Mediahub also added Pinterest.

After a year with IPG, Acxiom continues to expand its role with clients and our agencies. Today, our data and tech solutions have a seat at the table and are adding value with both existing and new clients.

As mentioned earlier, in the fourth quarter, IPG launched Kinesso, a marketing intelligence engine powered by Acxiom. Kinesso furthers IPG’s vision as brands’ trusted partner in data science by bringing together top data and technology talent with addressable media experts.

Turning to CMG, for the fourth time in six years The Holmes Report named Weber Shandwick Global Agency of the Year. Weber Shandwick and its consultancy United Minds launched a new suite of expanded offerings to help companies assess cultural risk within their organizations. Golin had a trio of business wins in the quarter including LEGO, Twitter and Miso Robotics. The agency also restructured leadership, naming a new CEO from within its ranks.

Octagon also had a solid quarter, announcing new business wins at several sporting conferences. The agency is coming off a successful Super Bowl, where it represented three players in the game, many corporate clients, and managed multiple activations in Miami.

All in, at the agency level, IPG continues to have many of the industry’s most vibrant brands.

Last month, IPG agencies and people swept the inaugural Campaign U.S. Agency of the Year awards, taking home more honors than all other holding companies combined. These awards, which are unique in that they are judged by clients, recognize leadership, creative excellence and business performance.

We’ve also focused on creating a holding-company model that is not just differentiated by our offerings, but by our culture and our commitment to diversity and inclusion, as well.

In 2019, IPG joined the Business Roundtable in redefining the purpose of a corporation, setting a new standard on how a company should operate, as we continued to generate long-term value for our stakeholders through innovation, transparency and corporate responsibility. In addition, our focus on ESG continues to be a part of our business priorities.

According to the Management Top 250 ranking, IPG ranked as one of the best-managed companies of 2019, and was the only company from the advertising industry included in the list. Developed by the Drucker Institute and The Wall Street Journal, the ranking measures corporate effectiveness through customer satisfaction, employee engagement, innovation, social responsibility and financial strength. Additionally, IPG was named a top company to work for by LinkedIn and was the highest-ranked company in the advertising sector on the list, which compiles the 50 most sought-after companies where people want to work and develop their careers.

Our differentiated culture and strategy are key reasons our long-term performance has been strong, notably in our organic growth performance, as this metric shows the foundational strength and competitiveness of our operations.

It goes without saying that we remain focused on evolving the IPG offerings, but our results demonstrate how well-positioned we are for the future, with a Company that remains highly relevant to marketers in an increasingly crowded and complex media environment.

Looking forward, the tone of the business remains sound. New business activity is solid. The breadth and strength of our portfolio positions us well to grow with our existing clients as well as participate in the pitch opportunities we see today. And our hard work to create a modern, highly-collaborative Company ensures that we are positioned to profit from opportunities that may come from outside of our traditional arena going forward.

In light of these factors, we believe that we should continue to see organic revenue growth, and we are therefore targeting growth of 3% for 2020.

Along with this level of growth, we expect to further improve EBITA margin by an additional 20 basis points, which would bring us to 14.2% in 2020.

On top of our recent success, we feel that there remains significant potential for value creation and enhanced shareholder value over the long term for our Company.

As always, we thank our clients and our people, who have been the foundation for our long-term success. And we look forward to updating you on our progress at our first-quarter call.

With that, I’ll open it up for questions.

QUESTIONS AND ANSWERS
Operator:
Thank you. . . . And our first question comes from Alexia Quadrani from J.P. Morgan. Your line is now open.

Alexia S. Quadrani, J.P. Morgan:
Hi, thank you, thank you very much.
A couple of questions. First, it sounds like business was so strong across the board in the quarter. But I’m wondering if there was one particular area that really outperformed that surprised you guys on the upside.
And then, secondly, do you see this sort of momentum, or maybe the healthy ad spend environment in general, continuing into 2020? When you speak with your clients, is there a sense of optimism? And then, I might have one more follow-up. Thank you.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia.

Well, the fourth quarter, obviously, came in strong and it, frankly, was across the board. Our Integrated Networks came in strong. As I mentioned, Jack Morton and Octagon came in strong. And, obviously, Mediabrands, data, Acxiom, pretty much FCB Health and all our units performed well in the fourth quarter. So, that gave rise to our strong growth in the fourth quarter, notwithstanding the headwinds that we came in.

It sets the tone for 2020. When we set a target of 3% for 2020, it’s still - we continue to have very difficult comps year-on-year, which is a good thing. As we continue to set the pace for the industry, we still are setting goals on top of that. And, as Ellen indicated, we still have headwinds in the first half of 2020. So, when we set a goal of 3% for the full year of 2020, that reflects cycling through those headwinds.

So, we continue to feel that the tone of the business continues to be solid, and the conversations with our clients indicate that we are offering a value proposition to our clients that moves the needle. And, obviously, that bodes well with respect to our open-architecture approach to meeting our clients’ needs.

Now, of course, there are wildcards out there. The coronavirus: I know the question is, how is that going to impact us. China is roughly 2% of our total revenue. It’s important to us because our clients are there. In terms of revenue, it’s not that significant. But what remains to be seen is what impact this will have on our suppliers and the supply chain and what impact that would have on U.S. companies and other global companies.

So there are still some wildcards out there with respect to 2020, but the tone continues to be solid as we move into, certainly the first quarter.

Ms. Quadrani:
And just a quick follow-up on the new business. You mentioned, and we see that from our data, that there’s headwinds still in the first half of the year. But do you think, when you look at the back half, from what’s happened or been announced to-date, do you find that you’re going to see some actual tailwinds? Or it’ll be more neutral in terms of the wins you’ve had more recently or in the last Fall?

Mr. Roth:

Thank you. If we’re forecasting a 3% organic growth, we hope we have some tailwinds. But we do have some recent losses that were — the project business that Hill Holliday had with Bank of America should tail off in the second part or half of the year — but we have new business wins coming on-stream that should offset that. So when we look at a target, we look at, we take into consideration, business wins, potential business wins that we have in the pipeline, as well as losses that we’ve realized. So all of that gets factored into both the organic growth target as well as the margin expansion.

Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you.

Operator:
Thank you. And our next question comes from Ben Swinburne from Morgan Stanley. Your line is now open.

Benjamin Swinburne, Morgan Stanley:
Hey, good morning, everyone.

Michael, could you give us an update on the Acxiom integration? I know, obviously, you’ve had the asset now for some time, but you had talked about revenue synergies or revenue opportunities. I’m wondering if you’re starting to see those actually flow into the numbers, if the 3% has any sort of Acxiom bump, for lack of a better phrase. And how that’s all tying into Kinesso, which you mentioned in your prepared remarks.

And then, maybe for Ellen, in the fourth quarter, you had a — your incentive comp was down, I think, as a percent of revenue, so that’s some nice leverage there. Base pay was up, offsetting that. Can you just remind us how the bonus accrual process works and where that shows up in the P&L when you guys have a year as strong as you did last year? Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
I’ll . . . look, what you see in Acxiom is our performance-based compensation. Some business units performed well, some didn’t deliver on their targets. And, remember, last year, we exceeded our goals, much higher than this year. So, the incentive comp was working exactly as it’s supposed to be working, and that is, those units that outperformed were compensated; those that didn’t reflected it. So, the incentive comp number that you see — also in the fourth quarter, because we do it on a full-year basis, we had to catch up and reflect it in our final numbers — so, the incentive comp worked exactly as we expected it to with respect to pay for performance.
As far as Acxiom goes, I said in the last call, we’re very happy with, first of all, how the integration is going. The integration is pretty much done in terms of all the necessary physical, legacy accounts and all the different comp plans and all the things that integration from a mechanical point of view need to be done. But, more importantly, the integration of Acxiom with IPG and our offerings, and the seat at the table that Acxiom has with respect to our existing clients as well as potential new business, is real. And they have a seat at the table along — as part of Kinesso as well — with all business pitches and with our major clients.
So, as we indicated, that was one of the — if you look at Acxiom, first is the management of first-party data. That business continues to be solid. As we said in the third quarter, it’s performing consistent with our business case in terms of acquisition. I think we used like a 5% growth for that business . . .
Mr. Swinburne:
Yes.

Mr. Roth:
. . . all said is that it continues to perform well, and we’re very happy with the first-party data management and the core business of Acxiom.

On top of that, with the formation of Kinesso, where we have put in together the ad tech, the martech and the service business. And, obviously, Acxiom provides the data backbone, but Kinesso is the technology part of that. And then we have Cadreon in there, which focuses on the activation. And we’re really pleased with how well that proposition is working, both with respect to new business pitches and getting the attention of our existing client base.

So, of course, in the 3% number for 2020, we continue to bake in a solid performance for Acxiom, solid performance with Kinesso. What we said last time, last year, is that we will start introducing new products through Kinesso in terms of a value-based offering. And we do have a pickup in part of the organic growth for 2020 which reflects the synergies between the Kinesso, the Acxiom and the Mediabrands, in particular. Because what we said was, we were going to focus on Mediabrands initially because that’s the logical place for them to come together. Then, eventually, we’ll roll it out to our creative agencies as well.

So, we’ve very pleased with how Acxiom is performing. I think it’s very clear to us that it was the right decision for us to acquire Acxiom, and it gives us a competitive advantage when dealing with the full integrated offering in open architecture. The stuff that Kinesso is doing with respect to focusing on high-value audiences and the value that it creates, creates an immediate impression with clients because they, frankly, haven’t seen that type of offering. And we’re really pleased and excited about the future of that.

Mr. Swinburne:
Thanks, Michael.

Mr. Roth:
Thank you, Ben.

Operator:
And our next question comes from Dan Salmon from BMO Capital Markets. Your line is now open.

Daniel Salmon, BMO Capital Markets:
Thanks and good morning, everyone.

Michael, one for you and one for Ellen. Over the last year or so . . .

[Crosstalk]

. . . There’s plenty I could ask you about Acxiom or Kinesso, but I think Ben covered a lot of it there. I wanted to ask about R/GA. It’s never easy to see an industry legend ease out of an agency. But the transition with Bob Greenberg that’s played out there over the last year, that agency has been such a huge contributor to your growth over the last decade or so, I’d just love to hear an update on how that’s going.

And then, Ellen, Michael’s comments, I think in the press release, reiterated the intention to get back to share buyback at some point. I know you won’t give us a timeline for that, but just remind us what are the milestones with your balance sheet that you’re watching, you’re executing on, your cash flow generation for the Company overall. What are the things you want to check the box on before you think about that again? Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Unfortunately, I’ll take that one, too. [Laughter.] That’s a topic very close to my heart. Believe me, we have Ellen and the entire, all the finance team . . .

Mr. Salmon:
. . . and the Board . . .

Mr. Roth:
. . . and the Board, we address this issue very carefully. In my remarks, I commented that our goal for 2020 is to continue to pay down debt. We have a $500 million tower there that we look to reposition and pay down in one form or another. And when you get to the levels that we were previously at in terms of maintaining our investment grade, we see, given the cash flows, that sometime next year, we should be reaching those levels. So I think it would be reasonable to think that, all things happening the way we want them to, we could be back in the market buying shares sometime next year. Obviously, that requires Board approval. We’ll talk to rating agencies, which is very important to us. And we’ll take into consideration the overall market conditions.

But it’s certainly — we believe strongly that one of the shareholder value creation opportunities for us is to continue to return cash to our investors. Up until Acxiom, we had a good mix between buybacks and dividends. We paid debt. We distributed $4.4 billion already in terms of that type of mix, and we’re very pleased with it. So the sooner we can get back to the mix between dividend increases, as you saw we did this year, and share buybacks, the better we believe it is for our shareholders. And we’ll continue to focus on that opportunity.

Thank you for asking about R/GA. We have a new CEO, Sean Lyons. He’s beefed up his team. He’s repositioned some of the individuals within the organization. They’re looking at their go-to-market strategy on a global basis. As any new CEO, Sean is taking a look at the entire organization, in what markets they should be in, what offerings they have. Particularly in terms of the consulting side of the business is a strong opportunity for them. They’re making investments in that, and they’re showing very good traction in that area. So we continue to be excited about R/GA.

Of course, Bob Greenberg is, in fact, a legend. There aren’t many legends, real true legends, in the business. And he continues, he will be part of R/GA, frankly, forever. But I’m really excited about what Sean and his team are putting together in terms of the go-to-market strategy, leveraging the expertise and the traditional strong base under the leadership of Bob Greenberg. So, R/GA will continue to be a strong contributor to the overall performance of IPG.

Mr. Salmon:
Great. Thanks, Michael.

Mr. Roth:
Thank you.

Operator:
Thank you. And our next question comes from Tim Nollen from Macquarie. Your line is now open.

Tim Nollen, Macquarie:
Thanks.

I actually do have another Acxiom question if that’s okay. I just want to ask about, with so much concern amongst the market these days about data privacy and Google’s changes to cookies, could you just give us a rundown of Acxiom’s work with first- as well as third-party cookies? I think there might be a misunderstanding out there about Acxiom is just a third-party data seller. I think that’s a vast, or a very minority, big minority, of the business. So I just wonder, could you let us know, in terms of doing your work, that is very much more about the first-party data management? And then, in terms of the actual sales, if you could give us a sense of how much of the importance comes from the first-party versus the third-party. Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, if you want to call it sales, two-thirds, approximately two-thirds, of Acxiom’s business is just managing first-party data. And we don’t say that lightly, “just managing.” Remember, their management of first-party data is best-in-class. Forrester gives it the 5-star rating. It’s well-known in terms of their expertise in privacy. They are a trusted manager of first-party data. In fact, in the U.K., when they introduced GDPR, Acxiom played an important role working with the regulators and executing those type of rules and regulations and advising clients.
So when we bought Acxiom, everyone misunderstood it to be, frankly, the info base, which is the third-party data management part of their offerings. Everyone focused on that part of the business. But the true core business of Acxiom is first-party data.
And this year, they’ve added new logos. Their performance has been, as I said, very consistent with our business plan in terms of the acquisition. And that’s a core competency that, frankly, you don’t see anywhere else. And we’re sort of scratching the surface in terms of having IPG access the first-party data management clients that Acxiom has and vice versa. And we wanted to make sure that we roll this out on a very even basis without overwhelming the Acxiom people.
So, the core first-party data business is a gem, and it’s well-respected. And, frankly, now with the California privacy rules and more privacy rules throughout the United States, we see their expertise even more in demand, and it just buttresses the fact that this will be a true game-changer for us as we move forward. So, the first-party data is critical to the success of Acxiom.
The third-party data puts together sources from all over the globe, and it distinguishes Acxiom from the competition. And one of the questions that’s come up is, we don’t have to use the info base. Mediabrands has amped their own data source, which uses other third-party data. So, it’s up to our clients to make sure which one is best-suited for them, but we certainly have all the tools and resources with respect to third-party data at our demand, if you will. And it’s being used very effectively with Kinesso and Acxiom together in terms of the value-based proposition that they’re bringing to the client.
And candidly, one of the questions is, is this thing hunting? And the answer is, yes, it is. We had a number of client wins, particularly on the media side, where Kinesso working together with Mediabrands as well as Acxiom have made a difference in terms of the success of the pitch. Plus, the strength they have when they sit at the table with existing clients, this is the kind of stuff that clients are looking for. And we have been sitting at the table in all of our top-to-top and open-architecture positioning.
With respect to cookies, I know everyone’s writing about it. We’ve been worried about the cookies and the regulatory environment with respect to Google now for years, and we’re building ways to work around it. We’re highly confident that we, working with Acxiom and Kinesso and all the other tools and resources that we have, that we will have a solution in place to address that issue. And we’re working closely with Google and the other providers to make sure that, in fact, happens. But that was one of the purposes of us buying Acxiom as well.
So, I think we’re really well-positioned to the changes in the environment that’s coming. And in fact, more than ever, clients need the expertise that we bring to the table, which is why we’re so excited about not just Acxiom and Kinesso but all of the offerings we have at IPG. When you put together on a team, in terms of an open architecture, the creative capability, the activation capability, the experiential, the PR, the media capabilities and the secret sauce that comes out of Kinesso in terms of value propositions, it’s a very compelling offering. And I think you see the results in our organic growth.
Mr. Nollen:
That’s great, thanks, Michael. Could I slip in a quick follow-up, which is also on Acxiom, about the cost side? Just give us a quick review of what cost lines it impacts and what is the cost to run and maintain and invest in Acxiom?

Mr. Roth:
Well, this one, I'll let Ellen. How's that?

Ellen Johnson, Executive Vice President and Chief Financial Officer:
Listen, Acxiom is a great business from both the top line and the bottom line that we’re very pleased at. Their business mix is a little bit more heavy-weighted in office & general than SG&A, but all that’s taken into account in the numbers you see in the forecast. But it’s a great business both top and bottom line.

Mr. Roth:
Incidentally, one of the other differences of Acxiom: Acxiom has a different incentive plan, and it’s a little different than we traditionally have in our business. So, that’s also reflected in some of the numbers in terms of whether the O&G is up or whether the incentive comp is a little different, because they do have different incentive plans and cost profiles.

Mr. Nollen:
That's great. Thanks very much.

Mr. Roth:
Sure.

Operator:
Thank you. And our next question comes from Michael Nathanson from MoffettNathanson. Your line is now open.

Michael Nathanson, MoffettNathanson:
Hey, thank you.

I have two, one on Acxiom and, I suspect, the other one for Ellen. So, Michael, one of the concerns I think we heard early on with Acxiom was, with that two-thirds of the business managing people’s first-party data, that the non-IPG clients would tend to leave just because they’d be concerned about being in the same, let’s say, marketing vertical as a competitor who’s maybe an IPG client. So, are you seeing any type of client pushback from the Acxiom clients that are non-IPG clients? That’s one.

And then for Ellen, could you talk a bit about what that working capital swing implies, the big benefit you had? Are deal terms improving a bit? Does that imply a huge media spend in the fourth quarter? So, anything underlying the huge improvement in working capital for the quarter.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me address the — we see zero conflict.

Mr. Nathanson:
Okay.

Mr. Roth:
That was part of our due diligence, when we did our due diligence on Acxiom. It’s a legitimate question. But if you look at financial services, for example, which is one of the significant parts of the Acxiom business, we don’t see any potential conflict where clients are worried about that.

And in fact, sometimes, it adds to their expertise, right? If you have, if you pretty much own a sector — and you had, in the financial service sector, where Acxiom manages first-party data for probably most of the top financial service companies — that’s an expertise that is hard to come by. It’s, they’re trusted. And in the due diligence, we tested — not only did we test existing client relationships; they were onboarding a new client, and we tested to see how the new client’s reaction to this. So the question of conflict with the Acxiom first-party data is totally an opportunity for us, and not a conflict.

Mr. Nathanson:
Okay.

Mr. Roth:
And working cap, I'll let Ellen . . .

Ellen Johnson, Executive Vice President and Chief Financial Officer:
Thank you.

Mr. Roth:
. . . This is Ellen’s first call, so I’ll let Ellen answer the working capital question.

Ms. Johnson:
So working capital is something that we manage very closely. But it’s volatile. If you remember, back in 2018, we had a bigger use of working capital. And in 2019, it was a benefit. And the days that you get the collections and disbursements around year end can vary from time to time and cause that volatility. But nothing has really changed in the underlying. Either way, we manage working capital for the things that we’re seeing in terms.

Mr. Nathanson:

Okay, thanks, Ellen. Thanks, Michael.

Mr. Roth:
Let me just make another point. I know all the questions are on Acxiom, and it should be, because Acxiom is providing a significant advantage to us in the competitive marketplace. But we have the rest of our business, and the rest of our business is doing pretty well.

I mean, we have leading creative agencies in the world. We have — each of our global networks, for example, has different go-to-market strategies. When we put together our open architecture, we have the luxury of picking and choosing the best people in the business that have expertise in the client sector, and we can put them together on a seamless basis in open architecture. And if you look at McCann, you look at FCB, you look at MullenLowe, and you look at our independents, the Hill Hollidays, The Martin Agencies, these are world-class creative agencies that bring to the table the secret sauce that puts all of this together. And, yes, Acxiom is great and it’s — when you look at it as a percentage of our overall business, we don’t want to lose sight of our PR business and all the other businesses that we have within our portfolio. And candidly, the strength of our results this year has been, it’s not just the Acxiom, it’s all of our businesses that have those kind of capabilities.

And when you look at our go-to-market strategy using open architecture, it’s compelling when you put them all together in a room, and the ability for us to replace one versus the other. I mean, this is real time. If one of the agencies is not performing well, these clients in the open-architecture engagements say, we’re having a problem with XYZ in this country, and we have the ability to pull in expertise under the open-architecture model that is best-in-class.

And we see it a lot in the healthcare side of the business. We have expertise between FCB Health and McCann Health that are world class, and they can focus on specific diseases, and med ed, and all these capabilities. And we have the luxury of being able to bring all these resources together on an open-architecture basis.

And that’s what’s driving our results. So, I don’t want everyone to lose sight of that part of it.

Do I have time for one more question?

Operator:
Your next question — our final question — comes from Jason Bazinet from Citi. Your line is now open.

Jason B. Bazinet, Citi:
I hate to do this, but can I just go back and ask on the working capital side? I know you guys had a big inflow in the fourth quarter, but sometimes you look back on the outflows for Q1 and it can be as low as $200 million; sometimes, it’s $800 million. And as we all try and figure out the cadence of your debt reduction and the pivot towards buybacks, is there any color that you can provide in terms of expectations on the working capital drag for the year?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, I think this is normal. I mean, if you look back on a year-to-year basis, last year, we were negative, and we were strong in the first quarter. So, it’s timing. And it’s all generated from our media business, in particular.

When we look at our cash flows, we look at it on a full-year basis. When we look to paying down debt, it’s based on our expected cash flow on a full-year basis and where we’re going to end up at year end. And I think it’s reasonable to assume that we will continue to pay debt of significant amounts so that by year end, we’ll be in a strong position to take a hard look at getting back into the buyback side of the business and maintaining a strong investment-grade rating and getting all of our ratings to where they should be in terms of solid investment grade. So we look at it on a full-year basis. There are anomalies on quarter-to-quarter, and a lot of it has to do with the media side of the business, which is very robust for us. So that’s a positive. And that’s how we manage it.

Mr. Bazinet:
All right. I’ll look forward to the buybacks when they come.

Mr. Roth:
Yes, I know. [Laughter.]

Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Well, thank you very much. And again, we appreciate all the support and we look forward to our first-quarter call. Thank you.

Operator:
Thank you. And this concludes today’s conference. You may disconnect at this time.

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended December 31, 2019
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Tax Valuation Allowance Reversals	Adjusted Results
Net Revenue	$2,433.0				$2,433.0
Billable Expenses	468.8				468.8
Total Revenue	2,901.8				2,901.8

Cost of Services	2,320.6				2,320.6
Selling, General and Administrative Expenses	24.5				24.5
Depreciation and Amortization	65.4	$21.4			44.0
Restructuring Charges	0.0				0.0
Total Operating Expense	2,410.5	21.4			2,389.1

Operating Income	491.3	(21.4)			512.7

Margin on Net Revenue %	20.2%				21.1%
Interest Expense, Net	(38.7)				(38.7)
Other Expense, Net	(24.8)		$(24.0)		(0.8)
Total (Expenses) and Other Income	(63.5)		(24.0)		(39.5)
Income Before Income Taxes	427.8	(21.4)	(24.0)		473.2
Provision for Income Taxes	86.1	4.2	0.4	$25.3	116.0
Effective Tax Rate	20.1%				24.5%
Equity in Net Income of Unconsolidated Affiliates	0.5				0.5
Net Income Attributable to Noncontrolling Interests	(13.3)				(13.3)
Net Income Available to IPG Common Stockholders	$328.9	$(17.2)	$(23.6)	$25.3	$344.4

Weighted-Average Number of Common Shares Outstanding - Basic	386.9				386.9
Dilutive effect of stock options and restricted shares	6.4				6.4
Weighted-Average Number of Common Shares Outstanding - Diluted	393.3				393.3

Earnings Per Share Available to IPG Common Stockholders [2]:
Basic	$0.85	$(0.04)	$(0.06)	$0.07	$0.89
Diluted	$0.84	$(0.04)	$(0.06)	$0.06	$0.88

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Twelve Months Ended December 31, 2019
	As Reported	Amortization of Acquired Intangibles	Q1 2019 Restructuring Charges	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results
Net Revenue	$8,625.1					$8,625.1
Billable Expenses	1,596.2					1,596.2
Total Revenue	10,221.3					10,221.3

Cost of Services	8,729.1					8,729.1
Selling, General and Administrative Expenses	93.8					93.8
Depreciation and Amortization	278.5	$86.0				192.5
Restructuring Charges	33.9		$31.8			2.1
Total Operating Expense	9,135.3	86.0	31.8			9,017.5

Operating Income	1,086.0	(86.0)	(31.8)			1,203.8

Margin on Net Revenue %	12.6%					14.0%
Interest Expense, Net	(164.8)					(164.8)
Other Expense, Net	(42.9)			$(46.3)		3.4
Total (Expenses) and Other Income	(207.7)			(46.3)		(161.4)
Income Before Income Taxes	878.3	(86.0)	(31.8)	(46.3)		1,042.4
Provision for Income Taxes	204.8	16.9	7.6	0.4	$39.2	268.9
Effective Tax Rate	23.3%					25.8%
Equity in Net Income of Unconsolidated Affiliates	0.4					0.4
Net Income Attributable to Noncontrolling Interests	(17.9)					(17.9)
Net Income Available to IPG Common Stockholders	$656.0	$(69.1)	$(24.2)	$(45.9)	$39.2	$756.0

Weighted-Average Number of Common Shares Outstanding - Basic	386.1					386.1
Dilutive effect of stock options and restricted shares	5.1					5.1
Weighted-Average Number of Common Shares Outstanding - Diluted	391.2					391.2

Earnings Per Share Available to IPG Common Stockholders [3]:
Basic	$1.70	$(0.18)	$(0.06)	$(0.12)	$0.10	$1.96
Diluted	$1.68	$(0.18)	$(0.06)	$(0.12)	$0.10	$1.93

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes $13.9 million related to the settlement of certain tax positions in the second quarter of 2019 and $25.3 million related to tax valuation allowance reversals in the fourth quarter of 2019.
[3] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net Revenue	$2,433.0	$2,413.7	$8,625.1	$8,031.6

Non-GAAP Reconciliation:
Net Income Available to IPG Common Stockholders	$328.9	$326.2	$656.0	$618.9

Add Back:
Provision for Income Taxes	86.1	62.2	204.8	199.2
Subtract:
Total (Expenses) and Other Income	(63.5)	(55.2)	(207.7)	(170.8)
Equity in Net Income (Loss) of Unconsolidated Affiliates	0.5	0.8	0.4	(1.1)
Net Income Attributable to Noncontrolling Interests	(13.3)	(16.3)	(17.9)	(18.8)
Operating Income	491.3	459.1	1,086.0	1,008.8

Add Back:
Amortization of Acquired Intangibles	21.4	22.0	86.0	37.6

EBITA	512.7	481.1	1,172.0	1,046.4

EBITA Margin on Net Revenue %	21.1%	19.9%	13.6%	13.0%
Q1 2019 Restructuring Charges	—	—	31.8	—
Acxiom Transaction Costs	—	22.6	—	35.0

Adjusted EBITA	$512.7	$503.7	$1,203.8	$1,081.4
Adjusted EBITA Margin on Net Revenue %	21.1%	20.9%	14.0%	13.5%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended December 31, 2018
	As Reported	Acxiom Transaction Costs	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results
Net Revenue	$2,413.7					$2,413.7
Billable Expenses	442.3					442.3
Total Revenue	2,856.0					2,856.0

Cost of Services	2,247.0					2,247.0
Selling, General and Administrative Expenses	81.0	$22.6				58.4
Depreciation and Amortization	68.9		$22.0			46.9
Restructuring Charges	0.0					0.0
Total Operating Expense	2,396.9	22.6	22.0			2,352.3

Operating Income	459.1	(22.6)	(22.0)			503.7

Margin on Net Revenue %	19.0%					20.9%
Interest Expense, Net	(41.6)					(41.6)
Other Expense, Net	(13.6)			$(11.9)		(1.7)
Total (Expenses) and Other Income	(55.2)			(11.9)		(43.3)
Income Before Income Taxes	403.9	(22.6)	(22.0)	(11.9)		460.4
Provision for Income Taxes	62.2	5.6	4.2	1.1	$23.4	96.5
Effective Tax Rate	15.4%					21.0%
Equity in Net Income of Unconsolidated Affiliates	0.8					0.8
Net Income Attributable to Noncontrolling Interests	(16.3)					(16.3)
Net Income Available to IPG Common Stockholders	$326.2	$(17.0)	$(17.8)	$(10.8)	$23.4	$348.4

Weighted-Average Number of Common Shares Outstanding - Basic	383.4					383.4
Dilutive effect of stock options and restricted shares	6.9					6.9
Weighted-Average Number of Common Shares Outstanding - Diluted	390.3					390.3

Earnings Per Share Available to IPG Common Stockholders [3]:
Basic	$0.85	$(0.04)	$(0.05)	$(0.03)	$0.06	$0.91
Diluted	$0.84	$(0.04)	$(0.05)	$(0.03)	$0.06	$0.89

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $16.9 from net adjustments to the valuation allowance and a benefit of $6.5 related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Twelve Months Ended December 31, 2018
	As Reported	Acxiom Transaction Costs	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses [1]	Net Impact of Various Discrete Tax Items [2]	Adjusted Results
Net Revenue	$8,031.6					$8,031.6
Billable Expenses	1,682.8					1,682.8
Total Revenue	9,714.4					9,714.4

Cost of Services	8,336.2					8,336.2
Selling, General and Administrative Expenses	166.5	$35.0				131.5
Depreciation and Amortization	202.9		$37.6			165.3
Restructuring Charges	0.0					0.0
Total Operating Expense	8,705.6	35.0	37.6			8,633.0

Operating Income	1,008.8	$(35.0)	(37.6)			1,081.4

Margin on Net Revenue %	12.6%					13.5%
Interest Expense, Net	(101.2)	(3.3)				(97.9)
Other Expense, Net	(69.6)	(10.3)		$(61.9)		2.6
Total (Expenses) and Other Income	(170.8)	(13.6)		(61.9)		(95.3)
Income Before Income Taxes	838.0	(48.6)	(37.6)	(61.9)		986.1
Provision for Income Taxes	199.2	12.1	4.8	2.2	$23.4	241.7
Effective Tax Rate	23.8%					24.5%
Equity in Net Loss of Unconsolidated Affiliates	(1.1)					(1.1)
Net Income Attributable to Noncontrolling Interests	(18.8)					(18.8)
Net Income Available to IPG Common Stockholders	$618.9	$(36.5)	$(32.8)	$(59.7)	$23.4	$724.5

Weighted-Average Number of Common Shares Outstanding - Basic	383.3					383.3
Dilutive effect of stock options and restricted shares	5.7					5.7
Weighted-Average Number of Common Shares Outstanding - Diluted	389.0					389.0

Earnings Per Share Available to IPG Common Stockholders [3]:
Basic	$1.61	$(0.10)	$(0.09)	$(0.16)	$0.06	$1.89
Diluted	$1.59	$(0.09)	$(0.08)	$(0.15)	$0.06	$1.86

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.
[2] Includes a tax benefit of $16.9 from net adjustments to the valuation allowance and a benefit of $6.5 in the fourth quarter related to the estimated costs associated with our change in assertion (APB 23) that we will no longer permanently reinvest undistributed earnings attributable to certain foreign subsidiaries.

[3] Earnings per share may not add due to rounding.
Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.